CERTIFICATE OF AMENDMENT

                                        OF

                          CERTIFICATE OF INCORPORATION

                                        OF

                        LEAK-X ENVIRONMENTAL CORPORATION


It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Leak-X Environmental Corporation.

     2. The Certificate of Incorporation of the Corporation is hereby amended by the addition of the following paragraph (a)(3) immediately following paragraph (a) (2) of Article FIFTH:

     "(3) On or about January 31, 1997 (the "Effective Date"), all outstanding shares of Common Stock of the Corporation shall be automatically combined at the rate of one-for-thirteen (the "Reverse Split") without the necessity of any further action on the part of the holders thereof or the Corporation, provided, however, that the Corporation shall, through its transfer agent, exchange certificates representing Common Stock outstanding immediately prior to the Reverse Split (the "Existing Common") into new certificates (New Certificates") representing the appropriate number of shares of Common Stock resulting from the combination ("New Common"). No fractional shares, but only whole shares of New Common shall be issued to any holder of less than thirteen (13) shares or any number of shares which, when divided by thirteen (13), does not result in a whole number. In lieu of fractional shares, the Corporation has arranged for its transfer agent
(the "Exchange Agent") to remit payment therefor on the following terms and conditions and as set forth in the Corporation's Information Statement dated January 10, 1997 with respect to the Reverse Split:

     "The price payable by the Corporation for fractional shares of Existing Common, certificates for which are surrendered to the Exchange Agent in connection with the Reverse Split, shall be equal to the product of (a) the number of such shares which cannot be exchanged for a whole number of shares of New Common and (b) the average of either (i) the high bid and low asked prices of one share of Existing Common, as reported on the NASD OTC Bulletin Board, or (ii) the closing price of one share of Existing Common, as reported on the Nasdaq SmallCap Market, whichever alternative is applicable, for the ten business days immediately preceding the Effective Date for which transactions in the Existing Common are reported. The par value and the number of authorized shares of Common Stock shall remain as otherwise provided in Article FIFTH of this Certificate of Incorporation and shall not be modified in any way as the result of the Reverse Split. From and after the Effective Date, certificates representing shares of Existing Common shall represent only the right of the holders thereof to receive New Common and payment as provided herein for any fractional shares of Existing Common.

     "From and after the Effective Date, the term "New Common" as used in this subparagraph (a) (3) of Article FIFTH shall mean Common Stock as provided in this Certificate of Incorporation."

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on January 29, 1997.
/s/ Joyce A. Rizzo
Joyce A. Rizzo
Chief Executive Officer